Exhibit 2.3

PROMISSORY NOTE

US$2,000,000	December 13, 2017

FOR VALUE RECEIVED, the undersigned, ALABAMA GRAPHITE CORP., a corporation organized and existing under the laws of British Columbia (“AGC”) and ALABAMA GRAPHITE COMPANY, INC., an Alabama corporation (“AGCI” and AGCI, together with AGC, collectively the “Maker”), hereby promises to pay to the order of WESTWATER RESOURCES, INC., a Delaware corporation (“WRI”) or other holder hereof (with WRI and any other holder hereof sometimes referred to herein as “Holder”), at the place and times provided in the Loan Agreement, dated as of December 13, 2017, by and among Maker, as the borrower, and WRI, as the lender (together with all amendments, restatements, amendments and restatements, modifications, revisions, increases, supplements, extensions, continuations, replacements or refinancings from time to time in accordance with the terms thereof, the “Loan Agreement”) the principal sum of TWO MILLION DOLLARS (US$2,000,000.00) or, if less, the aggregate unpaid principal amount of all Loans under the Loan Agreement.  Subject to the Loan Agreement, the Maker may voluntarily repay all Loans made by WRI to the Maker pursuant to the Loan Agreement at any time prior to the Maturity Date.  Capitalized terms used in this Promissory Note and not defined herein shall have the meanings assigned thereto in the Loan Agreement.

This Promissory Note evidences the obligation of the Maker to repay all Loans made by WRI to the Maker pursuant to the Loan Agreement.

Maker further agrees to pay and deliver to Holder, when and as provided in the Loan Agreement, interest on the outstanding principal amount hereof at the rate and at the times specified in the Loan Agreement.  The unpaid principal amount of this Promissory Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Loan Agreement.  Except as otherwise set forth in the Loan Agreement, all payments of principal and interest on this Promissory Note shall be payable in lawful currency of the United States of America in immediately available funds as specified in the Loan Agreement.

This Promissory Note is made by the Maker pursuant to, and is subject to, all of the terms and conditions of the Loan Agreement.  Reference is hereby made to the Loan Agreement and the documents delivered in connection therewith for a statement of the prepayment rights and obligations of the Maker, a description of the collateral in which Liens have been granted by the Maker to secure the payment and performance of the Maker hereunder, the nature and extent of such Liens, and for a statement of the terms and conditions under which the due date of this Promissory Note may be accelerated.

In addition to, and not in limitation of, the foregoing and the provisions of the Loan Agreement, the Maker further agrees, subject only to any limitation imposed by applicable law and the provisions of the Loan Agreement, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by any Holder hereof in endeavoring to collect any amounts due and payable hereunder which are not paid and delivered or otherwise satisfied when due, whether by acceleration or otherwise.

The Maker, for itself and for all endorsers hereof, hereby waives all requirements as to diligence, notice, demand, presentment for payment, protest, notice of intent to accelerate, notice of acceleration and notice of dishonor.  No failure on the part of the Holder hereof to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

This Promissory Note and the rights of Maker and any Holder hereof are governed by the laws of the State of Colorado.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Maker has executed and delivered this Promissory Note as of the date first above written.

ALABAMA GRAPHITE CORP.

By:	/s/ Tyler W.P. Dinwoodie
Name:	Tyler W.P. Dinwoodie
Title:	Executive Vice President

ALABAMA GRAPHITE COMPANY, INC.

By: /s/ Tyler W.P. Dinwoodie ___________________
Name: Tyler W.P. Dinwoodie
Title: President and Director

Executed before me this 9th day of December, 2017,

/s/ Douglas F. Caldwell

(Seal of Douglas F. Caldwell)

Lawyer, Notary Public, Commissioner, etc.

Douglas F. Caldwell

Caldwell and Moore

260 Barrie Street

Kingston, ON K7Z 3K7

[Signature Page –Promissory Note (2017)]